UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 25, 2006 (October 23, 2006)

Momenta Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50797	04-3561634
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification
of Incorporation)		No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

(617) 491-9700

(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On October 23, 2006, the initial term of a Sublease Agreement (the “Sublease”) dated September 8, 2006 by and between Momenta Pharmaceuticals, Inc. (the “Company”) and Archemix Corp., as sublandlord, (“Archemix”) commenced.  Under the terms of the Sublease, the Company shall sublease from Archemix approximately 22,364 rentable square feet located on a portion of the second floor of the building located at 300 Third Street in Cambridge, Massachusetts (the “Leased Premises”).  The Company intends to use the Leased Premises primarily for office and laboratory space.

The initial term of the Sublease expires on April 30, 2011 (the “Initial Term”) and may be extended for an additional four-year period at the same rental rate as the Initial Term, subject to certain termination rights granted to each of the Company and Archemix.  The Sublease may be earlier terminated in the event that the landlord terminates the principal lease with Archemix.

Commencing on the earlier of March 10, 2007 and the Company’s beneficial use of the Leased Premises, and through the term of the Sublease, the Company will pay Archemix annual fixed rent of $1,073,472 in monthly installments, pro-rated on a per diem basis in the case of any partial months during the term of the Sublease.  The Sublease also calls for the payment of additional rent for the Company’s proportionate share of operating expenses, real estate taxes and utilities, as well as certain parking fees, surcharges and storage space fees as set forth in the Sublease.  Additionally, in connection with the execution of the Sublease, the Company has issued a letter of credit in favor of Archemix in the amount of $2,907,320, which amount may be reduced in certain circumstances.

The foregoing is a summary description of the terms of the Sublease and is qualified in its entirety by the text of the Sublease, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: October 25, 2006	By:	/s/ Richard P. Shea
Richard P. Shea
Chief Financial Officer
(Principal Financial Officer)